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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                               ---------

                             FORM 8-K/A-1

                            CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                           September 5, 1996
               (Date of Report - earliest event reported)



                        DURA PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)



         CALIFORNIA                   000-19809                 95-3645543
  (State or other jurisdiction       (Commission             (I.R.S. Employer
  of incorporation)                  File Number)           Identification No.)



         5880 PACIFIC CENTER BLVD., SAN DIEGO, CALIFORNIA           92121
           (Address of principal executive offices)              (Zip Code)


   REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE IS (619) 457-2553

                                  Page 1
                           Exhibit Index on Page 4

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Item 2.        Acquisition or Disposition of Assets

    a. On August 21, 1996, Dura Pharmaceuticals, Inc. (the "Company") signed a Licensing Agreement (the "Licensing Agreement") with Eli Lilly
and  Company ("Lilly")   to  acquire    exclusive U.S. marketing rights to
the patented antibiotics Keftab-Registered Trademark- (cephalexin hydrochloride) and Ceclor-Registered Trademark- CD (cefaclor extended release
tablets). The acquisition closed on September 5, 1996.  The   purchase  price
 consisted   of $100.0 million   paid   in  cash  at  closing.   Additional
future contingent   payments    of  an aggregate of $75.0  million starting
in the year 1999 are subject  to  Ceclor-Registered Trademark- CD remaining
available by prescription   only  with  no  competitive products, as defined
in the Licensing Agreement. The Company and Lilly determined the purchase price in arms' -length negotiations prior to August 21, 1996.

      The Keftab-Registered Trademark- product generated U.S. sales revenues for Lilly in 1993, 1994, and 1995 of approximately $13.0 million, $18.0 million, and $19.0 million respectively, and direct product cost of sales in 1993, 1994, and 1995 of approximately $2.5 million, $3.5 million, and $3.8
million, respectively.   Ceclor-Registered Trademark- CD received marketing
approval from the U.S. FDA in June 1996; therefore, there is no historical financial information available for Ceclor-Registered Trademark- CD. The Company expects to launch Ceclor-Registered Trademark- CD this fall.

      Lilly will manufacture Keftab-Registered Trademark- and Ceclor-Registered Trademark- CD products for the Company under a separate Manufacturing Agreement executed on August 21, 1996 (the "Manufacturing Agreement"). The Company does not expect the Manufacturing Agreement with Lilly to significantly impact the products' future cost of sales as a percent of sales revenue as compared to its historical percentages.

      The Licensing Agreement provides that Dura can recover a portion, declining over time, of the purchase price and future annual contingent payments upon the occurrence of a breach by Lilly of either the Licensing Agreement or the Manufacturing Agreement, or a force majeure event occurs to Lilly that would permit Dura to terminate the Manufacturing Agreement.

      The Keftab-Registered Trademark- products are being marketed by the Company primarily to the same respiratory physician specialists currently targeted by the Company's national sales force. The Company expects to increase the number of field sales force personnel to support the Ceclor-Registered Trademark- CD product launch in time for the upcoming respiratory season (which traditionally begins in October), and expects to continue sales force growth in 1997.

Item 7.        Financial Statements and Exhibits

    c.    Exhibits:

               2.1 Licensing Agreement dated August 21, 1996 between the Company and Lilly.* The exhibits referenced in the Licensing Agreement have not been included because they are either disclosed in the agreement or would not be material to an investment decision; they will be provided to the Commission upon request.

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with The Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K/A-1 to be signed on its behalf by the undersigned hereunto duly authorized.


                                  DURA PHARMACEUTICALS, INC.



    Date:     December 20, 1996             /s/ MITCHELL R. WOODBURY
              -----------------             ------------------------
                                            Mitchell R. Woodbury
                                            Vice President and General Counsel


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                              DURA PHARMACEUTICALS, INC.
                                     FORM 8-K/A-1

                                    EXHIBIT INDEX

EXHIBIT NO.                  DESCRIPTION
-----------                  -----------

2.1 Licensing Agreement dated August 21, 1996 between the Company and Lilly.*


*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with The Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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